EXHIBIT 99.7

Consent to be Named as a Director

In connection with the filing by Squirrel Enlivened International Co., Ltd of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Squirrel Enlivened International Co., Ltd following the consummation of the Transaction. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: April 4, 2025

/s/ Wen Xue
Name: Wen Xue